Exhibit 99.1

INTERACTIVE BROKERS: ANNOUNCEMENT REGARDING METHOD OF RELEASING MONTHLY BROKERAGE METRICS

GREENWICH, CT, February 28, 2013 — Interactive Brokers Group, Inc. (NASDAQ GS: IBKR) announces that in an effort to disseminate monthly brokerage data in the most efficient manner possible for investors, Interactive Brokers will post the information on its website (www.interactivebrokers.com/ir ) and submit it to the newswire services at the same time.

This change will be effective with the dissemination of February brokerage metrics, which will be reported on March 1, 2013, and thereafter on the first business day of each month.

The data will be posted on the website at or about 1 pm Eastern Standard Time.

About Interactive Brokers Group:

Interactive Brokers Group, Inc., together with its subsidiaries, is an automated global electronic broker that specializes in catering to financial professionals by offering state-of-the-art trading technology, superior execution capabilities, worldwide electronic access, and sophisticated risk management tools at exceptionally low costs.  The brokerage trading platform utilizes the same innovative technology as the Company’s market making business, which specializes in routing orders and executing and processing trades in securities, futures, foreign exchange instruments, bonds and funds on more than 100 electronic exchanges and trading venues around the world.  As a market maker, we provide liquidity at these marketplaces and, as a broker, we provide professional traders and investors with electronic access to stocks, options, futures, forex, bonds and mutual funds from a single IB Universal AccountSM.  Employing proprietary software on a global communications network, Interactive Brokers is continuously integrating its software with a growing number of exchanges and trading venues into one automatically functioning, computerized platform that requires minimal human intervention.

For Interactive Brokers Group, Inc. Investors: Deborah Liston 203-618-4070 or Media: Caitlin Duffy, 203-913-1369.